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Exhibit 4.7

Senior Executive

BIOVAIL CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of March, 2003.

BETWEEN:

Biovail Corporation
(hereinafter called the "Corporation")

OF THE FIRST PART

—and—

Rolf K. Reininghaus
(hereinafter called the "Executive")

OF THE SECOND PART

        WHEREAS the Corporation, and the Executive wish to enter into this Employment Agreement which provides, among other things, that the Executive devote substantially all his time and attention during normal business hours to the performance of his duties hereunder upon the terms and conditions hereinafter set forth;

        NOW THEREFORE IN CONSIDERATION of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties hereto agree as follows.

ARTICLE ONE—GENERAL DUTIES AND TERM

Employment Services

1.01    The Corporation hereby engages the Executive to perform the services described in Schedule A attached hereto and the Executive agrees to provide such services on the terms and conditions as herein provided. This Agreement supersedes all existing oral or written agreements between the Corporation and the Executive.

General Duties and Obligations of Executive

1.02    The Executive shall:

  (a)
  well and faithfully serve the Corporation to the best of his ability;

CONFIDENTIAL TREATMENT REQUESTED
CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH "**".

AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

  (b)
  acknowledges that his employment by the Corporation shall, unless otherwise mutually agreed to in writing, be his only occupation and that he/she will devote substantially all his working time and attention during normal business hours to the performance of his duties and the observing of all reasonable instructions given to the Executive;

  (c)
  shall reasonably use his best efforts to promote the success of the business of the Corporation (the "Business") now or hereafter conducted by the Corporation; and

  (d)
  shall not engage in any activity during normal working hours that would impair his ability to perform his duties or that will put the Executive in conflict with respect to such duties.

Term of Agreement

1.03    This Agreement shall continue in full force and effect until March 31, 2003. Unless terminated by ninety (90) days' written notice by either party, this Agreement shall automatically be renewed from year to year. The parties agree that beginning in January 2004, and continuing thereafter (unless the parties agree otherwise in writing), the Executive shall have the option to work not less than 26 business days during every quarter. The parties expressly agree that the Executive shall provide service to the Corporation only in full days, and that part-days shall not be credited toward the minimum 25 business days every quarter and the Executive shall not receive any compensation for part-days.

ARTICLE TWO—TERMINATION AND RESIGNATION

I      Termination by the Corporation

A     Without Just Cause

2.01 a)    During the term of this Agreement, the Corporation may terminate the Executive's employment without just cause at any time upon the payment by the Corporation to the Executive of an amount (the "Severance Payment") equal to 12 months' (the "Severance Period") base salary, and including the vesting during the Severance Period of any unvested options or the payment of any other amounts or benefits. (For greater certainty and by way of example, if the Executive is terminated on January 1, the Executive would not be entitled to receive any further grant of options but would be entitled to have vested during the ensuing Severance Period any previously granted but unvested options which would have otherwise vested during the Severance Period.) The Executive shall be under no obligation to seek other employment or otherwise mitigate his lost employment during the Severance Period. The Executive shall be entitled to be considered in good faith for a pro-rated bonus for the period of his employment during the calendar year when he is terminated without just cause.

        During the period consisting of the earlier of the duration of the Severance Period and the Executive's commencing alternate employment, the Executive shall continue to remain on the Corporation's medical and dental plans (provided that such is allowed by the provider of such benefits; provided further that if the plan does not allow for such continuation, the Corporation will pay to the Executive the value thereof).

2.01 b)    The Executive may terminate his employment with the Corporation, which termination shall be deemed to be a termination by the Corporation without just cause entitling Executive to receive the severance and other benefits set forth in Section 2.01 a) above, upon the occurrence of any of the following events:

  (i)
  any permanent assignment to the Executive of any duties which are materially inconsistent with the Executive's position as Senior Vice President, Corporate and Strategic Development of the Corporation, A period longer than three months shall be deemed to be permanent for the purpose of this subparagraph;

  (ii)
  any material and permanent reduction by the Corporation in the Executive's authority, responsibilities or status. A period longer than three months shall be deemed to be permanent for the purpose of this subparagraph;

  (iii)
  it is agreed that upon the occurrence of any of the events referred to in Paragraph 2.01 (b)(i) and (ii) above, the Executive shall give written notice to the Corporation of such event and the Corporation shall have thirty (30) days within which to rectify such alleged event; or

  (iv)
  any requirement by the Corporation that Executive's place of employment be based more than fifty (50) kilometers from the perimeter of the Greater Toronto Area.

2.01 c)    Change of Control

        Upon a Change of Control, the Corporation shall provide to the Executive, (a) the total Severance Payment of 24 months base and bonus within 30 days of the closing of such Change in control transaction and, (b) any unvested options held by Executive shall have their vesting accelerated in full so as to become one hundred percent (100%) vested and immediately exercisable in full as of the date of closing of such Change of Control transaction. The Executive shall have 12 months from the closing of the Change of Control transaction within which to execute such options. In addition, the Executive shall be entitled to a full vesting of all options due to be granted to the Executive during the twelve (12) months following the public announcement of the Change of Control transaction, which options shall be deemed to have been priced at the same price as those in the immediately preceding year. The vesting of these latter options shall vest immediately upon the closing of the Change of Control transaction but shall be exercisable as to 33% on that date, 33% on the first anniversary of the closing of the Change of Control transaction and the remainder on the second anniversary of the closing of the Change of Control transaction. Notwithstanding the staggered schedule for the exercise of the options described in the immediately preceding sentence, in the event that the Executive's employment ceases prior to the second anniversary of the closing of the Change of Control transaction, all unexercised options shall be immediately exercisable by the Executive upon his cessation of employment. The surviving Corporation may decide in its sole discretion whether to continue the Executive's employment with the Corporation in its sole discretion. In the event that the Executive is terminated by, or resigns from, the surviving corporate entity, the Executive shall not be entitled to any further compensation.

        For the purposes of this Agreement, "Change of Control" means:

  (i)
  the lease, exchange, license, sale or other similar disposition of all or substantially all of the assets of the Corporation in one transaction or a series of related transactions and Eugene Melnyk is no longer Chairman of the Corporation; or

  (ii)
  with the approval of the stockholders of the Corporation, a merger, amalgamation, reorganization, plan of arrangement, consolidation or other similar transaction (hereinafter collectively a "Merger"), in a single transaction or a series of related transactions, the result of which Merger is that the individuals or entities acquiring voting securities of the Corporation pursuant to such Merger hold, directly or indirectly, more than 50% of the outstanding shares of the resultant Corporation and Eugene Melnyk is no longer Chairman of the Corporation; or

  (iii)
  the acquisition of more than 50% of the voting securities of the Corporation by any person(s) or entity (other than Eugene Melnyk or any of his affiliates), pursuant to a tender offer or similar transaction and Eugene Melnyk is no longer Chairman of the Corporation.

B     With Just Cause

2.02    The Corporation may terminate the Executive's employment without notice and without any severance or other remuneration save for salary actually earned to the date of such termination where the

Executive's employment is terminated with just cause. Without limiting the generality of the foregoing, just cause shall be deemed to include the following:

  (a)
  where the Executive has been convicted of any criminal offence involving moral turpitude;

  (b)
  upon the Executive's commission of gross or continuing material negligence committed in the performance of his duties. Provided that the Executive shall first be given thirty days' written notice to cure or rectify such gross or continuing negligence;

  (c)
  upon the Executive's commission of serious or willful misconduct;

  (d)
  upon the Executive's failure to comply in any material way with any of the provisions of this Agreement. Provided that the Executive shall first be given thirty days' written notice to cure or rectify such failure to comply with the provisions of this Agreement;

  (e)
  upon a breach of a material term in the Executive's Confidentiality Agreement following written notice thereof to the Executive (as hereinafter defined); or

  (f)
  for any other reason that, at law, shall amount to just cause.

C.    Other Causes for Termination

2.03    In addition to the above, the Executive's employment shall also be terminated without notice and without any severance or other remuneration upon:

  (a)
  the voluntary resignation or retirement of the Executive prior to December 31, 2003; or

  (b)
  illness, disease, physical or mental incapacity which render the Executive generally incapable of performing his duties or unfit to advance or represent the good business name of the Corporation on a daily basis for a period of twelve (12) consecutive months and within such twelve (12) months, the Executive fails to produce to the Corporation a medical opinion indicating a reasonable time for the return of the Executive to the full-time assumption of his past duties and responsibilities. Nothing herein is intended to circumvent or abridge the Corporation's short-term and long-term disability policies.

II     Executive Resignation

D.    Resignation

2.04    In the event that the Executive wishes to resign from the Corporation prior to December 31, 2003, the Executive agrees to provide to the Corporation sixty (60) days' prior written notice of such intention to resign (the "Resignation Period") and the Corporation, may at its discretion, determine whether the Executive's resignation shall take effect on the date of such notice or at an earlier time, in which latter case, the Corporation shall pay to the Executive, in a lump sum, to the end of the Resignation Period. However, if the Executive resigns prior to December 31, 2003, he shall forfeit the benefits described in paragraph 4 (iv) of Schedule B hereof.

ARTICLE THREE—REMUNERATION

Remuneration

3.01 A.    Salary.    For services to be rendered hereunder, the Executive shall receive an annual base salary as set forth in Schedule B attached hereto. The Executive will be considered annually for increases in base salary in accordance with Corporation policy and subject to review and approval by the Chief Executive Officer ("CEO") or the Compensation Committee of the Board, as appropriate.

        B.    Bonus.    The Executive shall be eligible a bonus as more particularly described in Schedule B, hereto. Any bonus is subject to the approval of the Chairman of the Corporation. The Corporation retains the authority to review, grant, deny or revise any bonus in its sole discretion. To be eligible to receive a bonus, Executive must remain in employment with the Corporation throughout the entire fiscal year. The target level of such bonus is set forth in Schedule B attached hereto.

Expenses

3.02    The Executive shall be reimbursed for reasonable out of pocket business expenses, including travel and entertainment expenses actually and properly incurred by the Executive in the course of performing his services hereunder, upon furnishing to the Corporation reasonable supporting statements and vouchers provided that where, in any financial year, the Corporation has provided to the Executive an approved budget, such expenses must not exceed the amount so budgeted without the prior written approval from the Corporation.

Vacation

3.03    The Executive shall be entitled to paid vacation and vacation entitlement as more particularly described in Schedule B, hereto.

Group Life and Health Benefits

3.04    Group Life and Health Benefits shall be provided to the Executive in accordance with the Corporation's Group Life and Health Benefits Plan and policies, a copy of which has been provided to the Executive, as these apply to Senior Executives.

Stock Option Program

3.05    The Executive shall be eligible to receive stock options as more particularly described in Schedule "B", hereto.

ARTICLE FOUR—EXECUTIVE'S OBLIGATIONS

Confidentiality

4.01    The Executive agrees to be bound by the terms of the confidentiality agreement (the "Confidentiality Agreement") dated the date hereof, which Confidentiality Agreement has been read, understood and executed by the Executive and is attached hereto as Schedule C and which is incorporated by reference into this Agreement.

Non-Competition

4.02    The Executive acknowledges that the Corporation currently conducts Business activities in North America (the "Territory"). The Executive further acknowledges that, in the future, the Business activities are expected to substantially expand territorially. Accordingly, the Executive hereby agrees and covenants that he/she shall not during the term of this Agreement and for a period of one (1) year thereafter, directly or in any manner whatsoever, including without limitation, either individually, in partnership, jointly or in conjunction with any other individual, partnership, corporation, unincorporated organization, trust, joint venture, the Crown or any agency or instrumentality thereof of any juridical entity (a "Person"), in the Territory or in any other regions or countries where the Corporation may be carrying on its business objects at the relevant time:

  (a)
  carry on, be engaged in, take part in or be a party to any undertaking, directly or indirectly; or

  (b)
  consult, advise, render services to lend money, guarantee the debts or obligations of or permit the use of his name or any part thereof by any Person who carries on a business;

which actively competes directly with the Corporation's business objects or, could be judged to be causing or potentially be causing through competitive acts, material harm to the Corporation.

        For the purposes of this Section 4.02, as of the date of this Agreement, a Person shall be defined as ** and any of their affiliates and subsidiaries and, in addition, shall include any pharmaceutical entity with which the Corporation has a product(s) licensing agreement, any entity in which the Corporation has a minority equity interest and any entity with which the Corporation is at the time actively considering a commercial relationship.

        During the continuance of his employment, the Executive shall not (other than solely as a holder of not more than three per cent (3%) of the issued and outstanding voting shares of any public corporation or as a shareholder of the Corporation, without the written approval of the board of directors of the Corporation, directly or indirectly, either individually or in partnership or in conjunction with any Person or Persons, firm, association, syndicate, company or corporation as principal, agent, director, manager, servant, shareholder or in any other manner whatsoever,) carry on or be engaged in or be concerned with or interested in any business or vocation whatsoever which would be reasonably judged to be competitive to the Business or would impede the Executive in performing his duties as outlined herein.

Solicitation and Hiring

4.03    The Executive hereby covenants and agrees that he/she shall not during the term of this Agreement and for a period of eighteen (18) months thereafter, either directly or indirectly, solicit or endeavour to solicit from the Corporation any of its employees, customers, or suppliers for the pharmaceutical compounds used by Biovail and shall not for a period of 18 months from the end of the term of this Agreement hire any of the foregoing on his own behalf or on behalf of any entity for which the Executive is hired or retained.

Injunctive Relief

4.04    The Executive acknowledges and agrees that the agreements and covenants in this Article Four are essential to protect the business and goodwill of the Corporation and that a breach by the Executive of the covenants in Sections 4.01, 4.02 and 4.03 hereof could result in irreparable harm to the Corporation for which the Corporation could not be adequately compensated in damages and that, accordingly, the Corporation may have no adequate remedy at law if the Executive breaches such provisions. Consequently, if the Executive breaches any of such provisions, the Corporation shall have, in addition to and not in lieu of, any other rights and remedies available to it under any law or in equity, the right to obtain injunctive relief to restrain any breach or threatened breach thereof and to have such provisions specifically enforced by any court of competent jurisdiction.

Severability of Covenants in Full or in Part

4.05    The parties acknowledge that the provisions of Article Four hereof (the "Restrictive Covenants") are reasonable and valid in geographic and temporal scope and in all other respects, If any court of competent jurisdiction determines that any of the Restrictive Covenants or any part thereof, is or are invalid or unenforceable, the Executive and the Corporation agree that the remainder of the Restrictive Covenants shall not be affected by the deemed invalid portions. If any court of competent jurisdiction determines that any of the Restrictive Covenants or any part thereof is unenforceable because of the duration or geographical scope of such provision, the parties hereto agree that such court shall have the power to reduce the duration or scope of such provision, as the case may be, and in its reduced form such provision shall then be enforceable.

Assignment of IP

4.06    The Executive shall disclose to the Corporation any and all Intellectual Property (as defined in the Confidentiality Agreement) which he/she may make solely, jointly, or in common with other employees during the term of his employment with the Corporation and which relates to the Business. Any Intellectual Property coming within the scope of the Business made and/or developed by the Executive while in the employ of the Corporation, whether or not conceived or made during regular working hours, and whether or not the Executive is specifically instructed to make or develop same, shall be for the benefit of the Corporation and shall be regarded as work made in the course of employment for the purposes of the Copyright Act (Canada). The Executive shall assign, set over and transfer to the Corporation his entire right, title and interest in and to any and all of the Intellectual Property and to all letters patent and applications for letters patent which may be, or may have been filed and/or issued by or to him or on his behalf and the Executive agrees to execute and deliver to the Corporation any and all instruments necessary or desirable to accomplish the foregoing and, in addition, to do all lawful acts which may be necessary or desirable to assist the Corporation to obtain and enforce protection of the Intellectual Property. To the extent of any rights Executive may have with respect to the Intellectual Property which are not assignable, including but not limited to moral rights, the Executive hereby waives same. The Executive will execute and deliver to the Corporation or its successors and assigns, such other and further assignments, instruments and documents as the Corporation from time to time reasonably may request for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and world-wide ownership of all rights, titles, and copyrights, in and to the Intellectual Property, and Executive constitutes and appoints the Corporation as agent and attorney-in-fact, with full power of substitution, to execute and deliver such assignments, instruments, documents as Executive may fail to refuse to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

Standards of Business Conduct

4.07    The Executive acknowledges and agrees that he/she has read and understood and agrees to be bound by the Corporation's Standards of Business Conduct, which is attached hereto as Schedule D.

Human Resources Management

4.08    The Executive acknowledges receipt of the Human Resources Management System and agrees to be bound by all of the terms, policies and procedures contained therein.

No Conflicting Obligations

4.09    The Executive warrants to the Corporation that:

  (a)
  the performance of the Executive's duties as an employee of the Corporation will not breach any agreement or other obligation to keep confidential the Confidential Information of any third party; and

  (b)
  the Executive is not bound by any agreement with or obligation to any third party that conflicts with the Executive's obligations as an employee of the Corporation.

ARTICLE FIVE—INTERPRETATION AND ENFORCEMENT

Sections and Headings

5.01    The parties further acknowledge that if any provision contained in this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

5.02    The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Number

5.03    In this Agreement words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

Entire Agreement

5.04    This Agreement and all the Schedules hereto constitute the entire Agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties with respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral Agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

Amendments and Waivers

5.05    No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both parties. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in written waiver, shall be limited to the specific breach waived.

Governing Law

5.06    This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of The Province of Ontario and all legal proceedings contemplated in this Agreement shall be brought in. and be governed by, the laws of The Province of Ontario, without regard to principles of conflicts of law.

Notices

5.07    Any demand, notice or other communication (hereinafter in this section 5.07 referred to as a "Communication") to be made or given in connection with this Agreement shall be made or given in writing and may be made or given by personal delivery or by registered mail addressed respectively to the recipients:

To the Executive:	Rolf K. Reininghaus ** **
To the Corporation:	7150 Mississauga Road Mississauga, Ontario L5N 8M5 Attn: Chief Legal Officer

or such other address or individual as may be designed by notice by either party to the other. Any communication made or given by personal delivery shall be conclusively deemed to have been given on the day of the actual delivery thereof and, if made or given by registered mail, on the third business day following the deposit thereof in the mail. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of the mail, any such Communication shall not be mailed but shall be made or given by personal delivery.

Benefit of Agreement

5.08    This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal personal representatives, successors and assigns.

Assignment

5.09    The Executive may not assign his or its rights or obligations under this Agreement without the prior written consent of the Corporation which consent may be unreasonably withheld. The Corporation may unilaterally assign this agreement to an affiliate without consent but on notice to the Executive.

Execution of Agreement

5.10    The Executive acknowledges that he/she has executed this Agreement freely; that he/she has reviewed his Agreement thoroughly; that he/she agrees with its contents; that he/she has been given the opportunity to obtain the benefit of independent legal advice; and that the terms herein are reasonable for the fair protection of both the Executive and the Corporation.

        IN WITNESS WHEREOF the parties have executed this Agreement on the 16th day of May 2003 at Mississauga.

BIOVAIL CORPORATION
	Per:	/s/ EUGENE MELNYK
Per:
SIGNED, SEALED AND DELIVERED in the presence of:
Witness		/s/ ROLF K. REININGHAUS Rolf K. Reininghaus

Senior Executive

"SCHEDULE A"

EMPLOYMENT SERVICES

        Until December 31, 2003, the Executive shall serve as Senior Vice President, Corporate and Strategic Development of the Corporation and, as such, shall perform services commensurate with such position and such other services as reasonably requested by the Chairman of the Board of the Corporation.

        Beginning in January, 2004, the Executive shall retain his title but his functions shall be determined by the Chairman of the Corporation in conjunction with the Executive. The Executive shall retain his current office at the Corporation's Corporate Headquarters (from where he shall continue to perform his functions of employment both during the year 2003 and beyond) and shall continue to have the services of his current Executive Assistant.

SCHEDULE "B"

REMUNERATION AND VACATION

1.    Vacation

  For the year 2003, the Executive shall be entitled to receive four weeks of paid vacation. Beginning in January, 2004, the Executive shall no longer be entitled to receive any paid vacation.

2.    Base Salary

  The Executive's base annual salary effective March 1, 2003, and for the balance of 2003, shall be $400,000 (USD). The Executive's base salary shall be converted and paid in Canadian currency. The conversion into Canadian currency shall be made at the beginning of every quarter at a rate equal to the average rate for the previous quarter (as furnished by the Controller of the Corporation). Beginning in January 2004, the Executive's salary shall be reduced on a prorated basis based on his percentage of days worked. The Executive will be paid a salary equal to one-third of his annual salary, with a prorated reconciliation made twice a year based on actual days worked.

3.    Bonus

  For the year 2003, the Executive will be eligible to participate in the Corporation's 2003 Annual Incentive Plan with a target bonus of 50% of the Executive's base salary. The actual amount of the bonus will be determined by the achievement of corporate objectives and by personal performance. Beginning in January, 2004, the Executive shall receive a bonus in the sole and unfettered discretion of the Chairman of the Corporation.

4.    Stock Options

  (i)
  Grant

    For the year 2003, the Executive shall be entitled to receive a grant of options of up to 100,000 options per year of which 50,000 shall be unconditionally granted and the remaining 50,000 shall be "earned" based on the fulfillment of corporate objectives and by personal performance. Beginning in January 2004, the Executive shall be entitled to receive a grant of options of 33,334 options per year, of which 16,667 shall be unconditionally granted and 16,667 shall be "earned" based on the Executive's fulfillment of corporate and personal objectives to be set by the Chairman of the Corporation.

  (ii)
  Vesting

    The annual options granted shall vest over four (4) years, at the rate of twenty five percent (25%) per year (the "Vesting Period") and may be exercised by the Executive pursuant to the procedure described in the Company's Management Stock Option Program, dated March 1, 1996, as amended.

  (iii)
  Change of Control

    With respect to the grant of 60,000 options (now 240,000 after splits) made to the Executive in January, 1999, if there is a "change of control" as defined in Section 2.01(c) of the Amendment to Cancellara's Employment Agreement dated January 19, 1999 (Exhibit "E" to the Cancellara Executive Employment Agreement dated March 1, 2003), such options shall be treated in the same manner as described in Paragraph 4(iii) of Schedule "B" to the Cancellara Executive Employment Agreement dated March 1, 2003, which Paragraph 4 (iii) shall be deemed to be repeated and incorporated by reference herein (hereto annexed as Schedule "E").

  (iv)
  Accelerated Vesting

    Notwithstanding any other provision contained in this Agreement, or in any policy of the Company and notwithstanding the Vesting Period, all options granted (but not yet vested) to the Executive shall fully and unconditionally vest immediately upon:

    (a)
    a "change of control" as defined in Article 2.01 (c) hereof; or

    (b)
    when the Executive has completed at least ten (10) years of employment with the Corporation and his years of employment plus his age shall equal seventy (70) ("Seventy Factor") and the Executive is no longer employed with the Corporation. Provided that no vesting shall occur with respect to those options granted to the Executive in the year when the Executive ceases to be employed with the Corporation.

    (c)
    upon the death of the Executive.

  (v)
  Time of Exercise

    Notwithstanding any other provision contained in this Agreement, or in any policy of the Corporation, and provided that the Executive shall remain in full-time employment with the Corporation until December 31, 2003, the Executive shall have, in his sole discretion, one (1) year following the cessation of his employment or following the termination of an agreed upon affiliation with the Corporation within which to exercise any of his unexercised options, provided that his cessation of employment shall occur at, or following, the attainment of the "Seventy Factor". Provided that if the Executive is terminated for just cause, all vested options must be exercised by the Executive within 30 days from the date of termination. Upon the death of the Executive, the Executive's Estate shall have in its sole discretion, one (1) year thereafter within which to exercise any of the Executive's unexercised options.

  (vi)
  Benefits in Full

    The Executive shall continue to receive his full medical, dental and insurance benefits, despite his reduction of work days beginning in January, 2004.

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BIOVAIL CORPORATION EXECUTIVE EMPLOYMENT AGREEMENT